United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2006

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On November 14, 2006, Langer, Inc. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”) with each of Peter A. Asch, Richard D. Asch, A. Lawrence Litke, and Joseph M. Candido (collectively, the “Sellers”), to acquire all of the capital stock of Twincraft, Inc. (“Twincraft”). The aggregate purchase price for the transaction is $26,650,000, of which $22,652,500 is payable in cash and the balance of $3,997,500 is payable through the issuance by the Company to the Sellers of newly issued shares of the Company’s common stock having an agreed upon value of $4 per share (“Consideration Shares”). The purchase price will be subject to adjustment based on the operating performance of Twincraft for the year ended December 31, 2006 and based on Twincraft’s working capital at closing. Any such adjustment based upon operating performance will be made through the delivery or return of cash and Consideration Shares in an 85% to 15% proportion, respectively, and any adjustment on account of working capital will be made with cash.

Pursuant to the terms of the Purchase Agreement, the Sellers will be entitled to receive additional contingent consideration from the Company, payable in cash or in shares (“Earnout Shares”) of the Company’s common stock under certain circumstances, based upon the growth of Twincraft’s financial performance in fiscal years 2007 and 2008.

The closing of the Company’s acquisition of Twincraft is expected to occur in the first quarter of 2007. The Company intends to put in place senior debt financing and seek additional junior debt and/or equity financing to fund the cash portion of the purchase price. In addition, the closing is contingent on the Company entering into employment or consulting agreements with the Sellers, entering into amended lease and sublease agreements with respect to Twincraft’s manufacturing facilities in Vermont, the Sellers delivering lock-up agreements with respect to the Consideration Shares, and certain other conditions and, therefore, no assurance can be given that the transaction will be consummated. The Purchase Agreement also includes representations, covenants, seller non-competition arrangements, indemnification obligations and other customary provisions for transactions of this nature. Additionally, the Purchase Agreement provides for $2,500,000 of the purchase price to be held in escrow to secure payment of any indemnification claims the Company may have after closing as well as to secure payment of any purchase price adjustments and/or working capital adjustments based on the final post-closing audit of Twincraft, and released incrementally during the 18 month period following closing. When issued, the Consideration Shares and Earnout Shares will be subject to a registration rights agreement requiring registration of the Consideration Shares and Earnout Shares and also containing customary “demand” and “piggyback” registration rights.

The Purchase Agreement may be terminated by the Sellers or the Company (i) if the closing has not occurred by February 1, 2007; or (ii) at any time after January 3, 2007, if the Company fails to have sufficient funds available to consummate the transactions contemplated under the Purchase Agreement on January 4, 2007.

Prior to the Purchase Agreement, there was no material relationship, other than in respect of the proposed Twincraft acquisition, between Twincraft and the Sellers, on the one hand, and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer, on the other hand.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Langer, Inc.

Date: November 20, 2006	By:	/s/ W. Gray Hudkins
Name: W. Gray Hudkins
Title: Chief Executive Officer